Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle Levi Strauss & Co. (800) 438-0349 Investor-relations@levi.com	Media Contact:	Kris Marubio Levi Strauss & Co. (415) 501-6709 kmarubio@levi.com

LEVI STRAUSS & CO. APPOINTS TROY ALSTEAD TO BOARD OF DIRECTORS

SAN FRANCISCO (April 19, 2012) - Levi Strauss & Co. (LS&Co.) announced today that it has elected Troy Alstead to its Board of Directors effective immediately, expanding its Board to ten members. He is currently chief financial officer and chief administrative officer of Starbucks Corporation.

“Troy Alstead is a highly respected business leader whose experience and skill set complement the strategic direction of Levi Strauss & Co.,” said Stephen C. Neal, Chairman of Levi Strauss & Co. “His extensive financial and operational expertise, as well as his extensive experience building brands in international markets, will be invaluable to our Board of Directors as we continue a course to accelerate growth and profitability on a global scale.”

Mr. Alstead joined Starbucks Corporation in 1992 and has held several leadership roles at the company, both domestic and international. He was one of the original members of the Starbucks International team, contributing to the development of the international business from the beginning. He later led the company’s business in Europe, Middle East, and Africa. He served as senior vice president, Global Finance and Business Operations from August 2007 to April 2008 and held the position of chief operating officer, Starbucks Greater China from April 2008 to October 2008. Mr. Alstead was named chief financial officer and chief administrative officer in November 2008.

Before joining Starbucks, Mr. Alstead worked for several years in various finance, accounting, and auditing roles, domestically and internationally, for NCR Corporation and Egghead Software. He holds a Bachelor of Arts from the University of Washington. Mr. Alstead is a frequent volunteer in the Greater Seattle Community and in 2012, he was recognized as CFO of the year by the Puget Sound Business Journal.

“I’ve worn Levi’s® jeans my entire life and I am honored to join the Levi Strauss & Co. board of directors,” said Mr. Alstead. “Around the world, the Levi’s® and the Dockers® brands are recognized for their quality and unique craftsmanship and the company is known for its commitment to profits through principles. I look forward to working with the board of directors to help drive long-term profitable growth and shareholder value while staying true to its core values.”

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of more than 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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